Exhibit 10.3

AMENDMENT TO

DOMINION RESOURCES, INC.

NEW EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

AMENDMENT, effective as of the date below, to the Dominion Resources, Inc. New Executive Supplemental Retirement Plan (the “Plan”). Dominion Resources, Inc. (the “Company”) maintains the Plan, as amended and restated effective July 1, 2013. The Board of Directors of the Company (the “Board”) has the power to amend the Plan.

NOW, THEREFORE, the Plan is amended as follows:

1.	Effective July 1, 2013, Section 5.1 of the Plan is hereby amended in its entirety as follows:

A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant’s death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefit Committee. In the absence of an effective Beneficiary designation, a Participant’s surviving spouse, if any, and if none, the Participant’s estate, shall be the Beneficiary. For purposes of the Plan, a Participant’s spouse shall be the person to whom the Participant is legally married, under the laws of the jurisdiction where the marriage was celebrated, at the time of the Participant’s death.

2.	Effective as of the date this Amendment is adopted by the Board, a new Section 11.7 is added to the Plan as follows:

“11.7 Time Limitations.

(a) A claimant may not file a claim in accordance with Section 11.6 later than one year from the time the claim initially arises under Section 11.7(c).

(b) A claimant may not bring a legal action in court relating to a claim after the later of:

(i) Three years from the time the claim initially arises under Section 11.7(c); and

(ii) If a claim is made in accordance with Section 11.6 within the time period prescribed in Section 11.7(a), one year from the final disposition of the claim by the CGN Committee (whether by written notification or because the review period expires without action).

(c) For purposes of this Section 11.7, a claim arises at the following times:

(i) For a claim as to eligibility for the Plan, the date on which the claimant asserts that eligibility should have commenced.

(ii) For a claim related to the amount of benefits under the Plan, the date on which benefit payments commence (or would have commenced under the Plan’s terms, had any benefits been payable).

(iii) For any other claim, the date on which the claimant knows, or should reasonably have known, the existence of any facts or circumstances sufficient to give rise to the claim.

To the extent the claim of a Beneficiary relates to the amount of benefits to which a Participant was or should have been entitled, the claim arises at the same time for the Beneficiary as it would for the Participant. This does not apply to the extent the claim relates only to the Beneficiary’s rights.

(d) The provisions of Section 11.7 shall control for all Plan purposes and any state or federal statute of limitations that would apply were it not for this Section 11.7 shall not apply. The time periods set forth in this Section 11.7 shall not be tolled during any period in which a Participant’s claim is being considered under the claims procedure set forth in Section 11.6.

(e) The exclusive venue for any legal action in court for any matter related to the Plan shall be the federal court with jurisdiction for the locale of the corporate headquarters of Dominion Resources, Inc.”

3. In all respects not amended, the Plan is hereby ratified and confirmed.

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